Exhibit 10.13

Memorandum

To: Paul and Joan Katzeff

From: Roy Doughty

Re: Renewal of agreement for shareholder relations.

Date: 11/26/04

Introduction

The shareholder agreement for the calendar year 2005 will basically simply ratify what Roy Doughty has been doing since February of 1998, and extend those duties through the year 2005. The agreement will be with Roy Doughty only.

Tasks

•	Take calls from stockholders, fulfill their information requests regarding stock price, company activities, and any other appropriate matters

•	Notify Thanksgiving Coffee of changes

•	Notify transfer company of changes

•	Work with Ted Prescott regarding stockholder relations, buys and sells

•	Work with the SEC attorney (when necessary and cost-effective) regarding SEC requirements

•	Review any newsletters to stockholders

•	Coordinate with Sam on quarterly SEC stockholder fillings

•	Work with top management to create liquidity as soon as possible

Costs

Costs will be $1500.00 per month, plus postage, phone, other normally occurring administrative expenses, plus logistic costs if any.

Term of this contract would be from January 1st, 2005 to December 31st, 2005. Invoicing will be done on the 1st of the month for the prior months work and is due within 10 days of receipt.

Agreement completed on by the signatures below (sign and date),

Joan Katzeff,	Paul Katzeff

/s/ Joan Katzeff	/s/ Paul Katzeff

Roy Doughty,	11/26/04

/s/ Roy Doughty